Exhibit F-1

             [Letterhead of Entergy Services, Inc.]


                                        New Orleans, Louisiana
                                        November 27, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

     Gulf States Utilities Company, a Texas corporation ("Company"), which is a wholly-owned subsidiary of Entergy Corporation ("Entergy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended ("Holding Company Act"), proposes, from time to time through December 31, 2000, (A) to issue and sell one or more new series of the Company's First Mortgage Bonds ("Bonds") and/or one or more new sub-series of the Medium Term Note Series of its First Mortgage Bonds ("MTNs"), in a combined aggregate principal amount of Bonds and MTNs (together with Debentures, but excluding Entity Subordinated Debentures and Collateral Bonds as referred to below) not to exceed $900 million, and/or (B) to issue and sell one or more series of the Company's debentures ("Debentures") in an aggregate principal amount (together with Bonds and MTNs, but excluding Entity Subordinated Debentures and Collateral Bonds as described below) not to exceed $900 million, and/or (C) to issue and sell (i) through one or more special purpose subsidiaries of the Company, one or more series of preferred securities of such subsidiary having a stated per share liquidation preference ("Entity Interests") and/or (ii) one or more new series of the Company's Preferred Stock, Cumulative, $100 Par Value and/or Preferred Stock, Cumulative, without par value ("Preferred") and/or (iii) one or more series of the Company's Preference Stock, Cumulative, without par value ("Preference"), in a combined aggregate stated amount of Entity Interests, Preferred and Preference not to exceed $400 million, and/or (D) to enter into arrangements for the issuance and sale of not to exceed $250 million aggregate principal amount of tax-exempt bonds ("Tax-Exempt Bonds") in one or more series for the financing of certain pollution control facilities, including but not limited to sewage and/or solid waste disposal facilities that have not heretofore been the subject of such financing, or for the refinancing of outstanding Tax-Exempt Bonds issued for that purpose, including the possible issuance and pledge of one or more new series of Bonds, MTNs and/or Debentures ("Collateral Bonds"), and/or the purchasing of letters of credit and/or insurance, in an aggregate principal or stated amount (including such Collateral Bonds, letters of credit and/or insurance) not to exceed $275 million as collateral security for such Tax-Exempt Bonds (the financings contemplated in (A) through (D) above being hereinafter collectively referred to as "New Financing Plan"), and/or (E) to acquire, from time to time, all or a portion of one or more series of the Company's outstanding Tax-Exempt bonds previously issued for the benefit of the Company (collectively, the "New Acquisition Program").

     1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

     2. All actions necessary to make valid the participation by the Company in the proposed transactions described in (A) through (E) above will have been taken when:

          (a) the Application-Declaration shall have been granted and permitted to become effective in accordance with the applicable provisions of the Holding Company Act;

          (b) appropriate final actions shall have been taken by the Board of Directors and/or an Authorized
               Officer of the Company with respect to the proposed transactions;

          (c) each of the agreements referred to in the Application-Declaration or otherwise related to said proposed transactions shall have been duly executed and delivered by each of the parties thereto; and

          (d) the Bonds, MTNs, Debentures, Entity Interests, Preferred Stock, Preference Stock and/or Tax-Exempt Bonds shall have been appropriately issued and delivered for the consideration contemplated.

     3. When the foregoing steps shall have been taken and in the event said proposed transactions are otherwise consummated (i) in accordance with the Application-Declaration and the related order or orders of the Commission, (ii) within the limits specified in the Company's Mortgage and Deed of Trust, as supplemented and as proposed to further supplemented, and the Company's Restated Articles of Incorporation, as amended and as proposed to be further amended and (iii) in accordance with appropriate resolutions of the Board of Directors and/or certificates of the authorized officer(s) of the Company:

          (a) all state laws that relate or are applicable to the participation by the Company in the proposed transactions (other than so-called "blue-sky" laws or similar laws, upon which I do not pass herein) will have been complied with;

          (b) the Bonds, the MTNs, the Debentures, the Entity Subordinated Debentures and/or the Collateral Bonds will be valid and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights;

           (c) the Preferred Stock and/or the Preference Stock will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Company's Restates
               Articles of Incorporation, as amended, and as they are proposed to be further amended;

          (d) the Company will have legally acquired all or a portion of one or more series of the Company's outstanding Tax-Exempt Bonds being acquired; and

          (e) the consummation of the proposed transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company and will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

     I am a member of the Texas and Louisiana Bars and do not hold myself out herein as an expert on the law of any other state.

     I hereby consent to the reliance by Reid & Priest LLP on this opinion in rendering their opinion to you of even date herewith and to the use of this opinion as an exhibit to the Application-Declaration.

                                 Very truly yours,

                                 /s/ Laurence M. Hamric

                                 Laurence M. Hamric
                                 Corporate and Securities
                                 Entergy Services, Inc.